Exhibit 4.33

Spouse Consent Letter

To: Genetron (Wuxi) Business Management Co., Ltd.

Whereas:

1.

I, [***] (ID card/passport number: [***]), am the spouse of the natural person Jiao Yuchen (ID card number: [***]). Jiao Yuchen holds 10% equity of Genetron (Wuxi) Biotech Co., Ltd. (hereinafter referred to as “Target Equity Interest”)

2.

With respect to the aforementioned Target Equity Interest held by Jiao Yuchen, Jiao Yuchen entered into the Exclusive Option Agreement with other related parties on December 7, 2020, entered into the Equity Pledge Agreement with other related parties on December 7, 2020, and entered into the Shareholder Voting Rights Entrustment Agreement with other related parties on December 7, 2020; and

3.

Genetron (Wuxi) Biotech Co., Ltd. entered into the Exclusive Business Cooperation Agreement with Genetron (Wuxi) Business Management Co., Ltd. on December 7, 2020. This Exclusive Business Cooperation Agreement together with the aforementioned Exclusive Option Agreement, Equity Pledge Agreement and Shareholder Voting Rights Entrustment Agreement constitute the contractual control arrangement regarding Genetron (Wuxi) Biotech Co., Ltd. (hereinafter referred to as the “Contractual Control Arrangement”).

I hereby confirm and irrevocably undertake as follows on December 7, 2020:

1.

I confirm that I have noted and agree that my spouse Jiao Yuchen entered into the Exclusive Call Agreement, Equity Pledge Agreement and Shareholder Voting Rights Entrustment Agreement. The aforementioned Target Equity Interest of Genetron (Wuxi) Biotech Co., Ltd. held by Jiao Yuchen is not our joint property. I have no rights and interests in such Target Equity Interest, (including the rights gained from the Contractual Control Arrangement). I will never take any action to interfere with the Contractual Control Arrangement, including but not limited to claiming any right over the aforementioned Target Equity Interest and the Contractual Control Arrangement.

2.

I hereby undertake, I have not participated in and will not plan to actually participate in the operation and management of Genetron (Wuxi) Biotech Co., Ltd. in the future, and I will not claim any right related to the equity interests and assets of Genetron (Wuxi) Biotech Co., Ltd..

3.

If, for any reason, I obtain all or part of the Target Equity Interest, I unconditionally agree to be a party of the Contractual Control Arrangement and be bound by the Contractual Control Arrangement. In this respect, I undertake to take all necessary actions and to sign all necessary documents.

This letter will take effect immediately upon its signature by me and will be continuously effective.

(This page is intentionally left blank and is the signing page of this Spouse Consent Letter)

Undertaker’s Signature:	/s/ [Name of Spouse]

Date: December 7, 2020